                             OPPENHEIMER EUROPE FUND
                      Supplement dated April 2, 2002 to the
                       Prospectus dated December 28, 2001

The Prospectus is changed as follows:

1.   The prospectus supplement dated January 10, 2002 is withdrawn.

2.   The section  titled "What Does the Fund Mainly Invest in?" on page 3 of the prospectus is deleted in its entirety and replaced with the following:

WHAT DOES THE FUND MAINLY  INVEST IN? Under normal market  conditions,  the Fund will invest at least 80% of its net assets (plus any  borrowings  for investment purposes) in common stocks of European  companies.  The Fund  currently  invests mainly in common  stocks of  companies in developed  European  markets,  such as
France,  Germany and  England.  The Fund can also  invest in  emerging  European markets, such as Hungary,  Poland and the Czech Republic.  These investments are more fully explained in "About the Fund's Investments," below.

3.   The section titled "How Does the Portfolio  Manager Decide What  Securities
     to Buy or Sell?" on page 3 of the prospectus is deleted in its entirety and replaced with the following:

HOW DO THE  PORTFOLIO  MANAGERS  DECIDE  WHAT  SECURITIES  TO  BUY OR  SELL?  In
selecting  securities  for the Fund,  the  portfolio  managers use a "bottom up"
approach to seek  stocks of European  companies  they  believe  have high growth potential.  They mainly rely on  fundamental  analysis of a company's  financial statements,  management  structure,  operations  and  product  development,  and consider  factors  affecting the industry of which the issuer is part. While the selection  criteria  employed  can change  over time,  they  currently  look for companies  with:

     o    management that has a proven record,

     o    relatively  stable or established  businesses in established  markets, that are entering into a growth cycle, and

     o    strong earnings growth,  above-average yield, and below-average market valuation.

In applying these and other selection criteria,  the portfolio managers consider the effect of worldwide  trends on the growth of various business  sectors.  The trends,  or global  "themes,"  currently  employed  include  development  of new
technologies,   corporate  restructuring,  the  growth  of  mass  affluence  and demographic  changes. The portfolio managers do not invest a fixed amount of the
Fund's assets using these themes, which can change over time.

4.   The footnote under the table, "Annual Fund Operating Expenses" on page 7 of the prospectus is deleted and replaced with the following:

     Expenses may vary in future years.  "Other expenses" include transfer agent fees, custodial expenses,  and accounting and legal expenses the Fund pays.
     The Class N 12b-1 Fees paid by the Fund are 0.50%, on an annual basis.  For the period from March 1, 2001 when Class N shares were first  offered until the Fund's  fiscal  year-end of August 31, 2001, no Class N 12b-1 fees were paid by the Fund. The Fund's transfer agent has voluntarily agreed to limit transfer and shareholder servicing agent fees to 0.25% per annum of Class Y shares,  effective  January 1, 2001, and for all other  classes,  0.35% per annum,  effective  October  1,  2001.  That  undertaking  may be amended or withdrawn at any time. The "Other Expenses" for Class Y shares in the table are based on, among other things,  the fees the Fund would have paid if the transfer  agent  had not  waived a  portion  of its fee  under a  voluntary undertaking to the Fund. After the waiver,  the actual "Other Expenses" and
     "Total  Annual  Operating  Expenses" as  percentages  of average  daily net assets  were 0.64% and 1.44%,  respectively  for Class Y shares.  Effective
     January 1, 2002, the Manager has voluntarily  agreed to waive advisory fees at an  annual  rate  equal to 0.10% or  0.05%,  as the case may be,  of the
     Fund's  average  daily  net  assets  until  the  Fund's  trailing  one year performance  percentile at the end of the preceding  quarter is in at least the  fourth  quintile  or the  third  quintile,  as the case may be, of the
     Fund's  Lipper peer group.  The  foregoing  waiver is voluntary  and may be terminated by the Manager at any time.

5.   The paragraph  titled  "Portfolio  Manager" on page 11 of the prospectus is deleted in its entirety and replaced with the following:

     Portfolio  Management.  The Fund is managed by a portfolio  management team comprised of investment  professionals  selected from the Manager's  global team in its equity portfolio department.  This portfolio management team is
     primarily   responsible  for  the  day-to-day   management  of  the  Fund's
     portfolio.  Randall Dishmon, an Assistant Vice President of the Manager who
     joined  the  Manager  in June  2001,  coordinates  decisions  by that team.
     Certain  members of the Fund's  portfolio  management  team have  portfolio management responsibilities for other Oppenheimer funds.

April 2, 2002                                                           261PS013